UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 11, 2007

HERCULES OFFSHORE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51582	56-2542838
(State of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

11 GREENWAY PLAZA, SUITE 2950 HOUSTON, TEXAS	77046
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 979-9300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information included under Item 2.03 of this Form 8-K, including Exhibit 10.1, is incorporated by reference under this Item 1.01.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the closing under the Credit Agreement, on July 11, 2007, as described in Item 2.03 of this Form 8-K, Hercules Offshore, Inc. (the “Company” or “Hercules”) terminated its existing credit agreement, dated as of June 30, 2005, among the Company, as borrower, Comerica Bank, as administrative agent, Citicorp North America, Inc., as syndication agent, Credit Suisse, as documentation agent, and the lenders party thereto, as amended to date (the “Prior Credit Agreement”). The description of the Prior Credit Agreement set forth under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Debt” in Item 7 of the Company’s Annual Report on Form 10-K for the year ending December 31, 2006 is incorporated herein by reference. The termination of the Prior Credit Agreement was a closing condition under the terms of the Credit Agreement. There were no termination penalties incurred by the Company in connection with the termination of the Prior Credit Agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The Company announced on March 19, 2007, that it had agreed to acquire all of the issued and outstanding shares of common stock of TODCO, par value $0.01 per share, pursuant to an agreement and plan of merger (as amended and restated effective March 18, 2007, the “Merger Agreement”), by and among the Company, THE Hercules Offshore Drilling Company LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and TODCO, pursuant to which TODCO would merge with and into Merger Sub, with Merger Sub as the surviving entity (the “Merger”).

In the Merger, Hercules acquired the business and assets of TODCO, a provider of contract oil and gas drilling services in the U.S. Gulf of Mexico, Angola, Brazil, Mexico, Trinidad, Venezuela and other international locations. As a result of the Merger, Hercules will operate TODCO’s fleet of 64 drilling rigs, consisting of 27 inland barge rigs, 24 jackup rigs, three submersible rigs, one platform rig, and nine land rigs. Hercules also acquired TODCO’s wholly owned subsidiary, Delta Towing LLC, which operates a fleet of U.S. marine support vessels consisting of 42 inland tugs, 19 offshore tugs, 36 crewboats and 55 barges, which operate along the U.S. Gulf Coast and in the U.S. Gulf of Mexico. Following the Merger, Hercules will have operations in 10 different countries on five continents.

Under the Merger Agreement, TODCO stockholders were able to elect to receive cash or common stock of Hercules, par value $0.01 per share, subject to proration and the payment of cash in lieu of fractional shares. Neither the stock component nor the cash component of the merger consideration was over-subscribed. Therefore, TODCO stockholders who elected to receive cash will receive cash, and TODCO stockholders who elected to receive stock will receive shares of Hercules common stock, with cash in lieu of fractional shares.

On July 11, 2007, the Company completed the Merger, following approval of the Merger by the stockholders of TODCO and approval of the issuance of the shares of Hercules common stock in the Merger by the stockholders of Hercules. Hercules expects to pay a total of approximately $925.8 million in cash to TODCO stockholders, plus cash in lieu of fractional shares, and to issue approximately 56.6 million shares of Hercules common stock pursuant to the merger agreement, based on the number of shares of TODCO common stock deemed outstanding on July 11, 2007, as calculated under the Merger Agreement.

The issuance of shares of Hercules common stock in the Merger was approved at the annual and special meeting of Hercules stockholders on July 11, 2007. At the stockholder meeting, approximately 22 million votes, or 68 percent of the votes cast by Hercules stockholders entitled to vote at the meeting, were voted in favor of the issuance of Hercules common stock in the Merger.

The allocation of merger consideration was based on the average closing price of Hercules common stock on NASDAQ for the 10 trading days ending on July 6, 2007 (the “Final Hercules Stock Price”), or $33.157. Based upon current calculations, TODCO stockholders who elected to receive cash consideration are to receive $48.4607 in cash per share of TODCO common stock, and TODCO stockholders who elected to receive stock are to receive 1.4616 shares of Hercules common stock per share of TODCO common stock.

TODCO stockholders who failed to make a valid and timely election to receive cash or Hercules common stock are expected to receive merger consideration consisting of a combination of $20.1601 in cash per share of TODCO common stock and 0.8535 shares of Hercules common stock, plus cash in lieu of fractional shares at a rate of $33.157 per share. For stockholders of TODCO who did not deliver the required stock certificates or otherwise validly complete an election and/or required guaranteed delivery procedure in time for the election or guaranteed delivery deadline, the shares of TODCO common stock subject to that stockholder’s cash or stock election will be treated as shares that did not make a valid election.

The merger consideration and the cash and stock allocation will be determined by Hercules and will be paid in accordance with the formula contained in the Merger Agreement. The formula is based on, among other things, the number of shares of TODCO common stock outstanding immediately prior to the completion of the Merger, the final results of the election and guaranteed delivery process, and the Final Hercules Stock Price.

For important information regarding the Merger, the allocation of cash and stock consideration to be paid under the Merger Agreement, and the risks of the Merger and the businesses of Hercules and TODCO, investors are urged to read the definitive joint proxy statement/prospectus dated June 1, 2007, filed with the Securities and Exchange Commission.

A copy of the Merger Agreement has been filed with the Securities and Exchange Commission as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 19, 2007 and was included in the joint proxy statement/prospectus as Appendix A to the Company’s Registration Statement on Form S-4 (File No. 333-142314) and is incorporated into this Item 2.01 by reference.

The cash portion of the consideration paid in the Merger was funded by a new senior secured credit facility described in Item 2.03 of this Form 8-K, and Item 2.03 is incorporated into this Item 2.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 11, 2007, Hercules Offshore, Inc. (the “Company”) entered into a Credit Agreement among the Company, as borrower, its subsidiaries party thereto, as guarantors, UBS AG, Stamford Branch, as issuing bank, administrative agent and collateral agent, Amegy Bank National Association and Comerica Bank, as co-syndication agents, Deutsche Bank AG Cayman Islands Branch and Jefferies Finance LLC, as co-documentation agents, and the lenders party thereto (the “Credit Agreement”). The Credit Agreement provides for a $150.0 million senior secured revolving credit facility (the “Revolving Credit Facility”) and a $900.0 million senior secured term loan (the “Term Loan Facility”). The Credit Agreement includes procedures for increasing the commitments under the Revolving Credit Facility and the Term Loan Facility by adding additional financial institutions as lenders, or by allowing existing lenders to increase their commitment, subject to a maximum of $500.0 million for all such increases in revolving and term commitments of new or existing lenders. The Credit Agreement provides for swing line loans of up to $15.0 million and for the issuance of up to $50.0 million of letters of credit, which swing line loans and letters of credit reduce availability for revolving loans under the Revolving Credit Facility.

On July 11, 2007, the Company borrowed $900.0 million under the Term Loan Facility, the proceeds of which are being used, together with cash on hand, as necessary, to finance the cash portion of the Company’s acquisition of TODCO, to repay amounts under the Company’s and TODCO’s existing senior secured credit facilities outstanding at the closing of the facility, to make certain other payments in connection with the Company’s acquisition of TODCO and to pay fees and expenses related to the foregoing. The Company terminated both of those credit facilities in connection with the repayment. As of July 12, 2007, the Company has $149.2 million available to be drawn under the Revolving Credit Facility, the proceeds of which may be used for working capital and general corporate purposes.

All borrowings under the Revolving Credit Facility mature on July 11, 2012, and the Revolving Credit Facility requires interest-only payments on a quarterly basis until the maturity date. The Company is permitted to prepay amounts outstanding under the Revolving Credit Facility at any time without penalty. Amounts outstanding under the Revolving Credit Facility bear interest at either the eurodollar rate or the base prime rate plus a margin that is initially 1.75% for revolving loans bearing interest at the eurodollar rate and 0.75% for revolving loans bearing interest at the base prime rate. After the Company delivers to the lenders under the Credit Agreement its financial statements for the fiscal year ending December 31, 2007, the applicable margin under the Revolving Credit Facility will vary depending on the Company’s leverage ratio, with the applicable margin for revolving loans bearing interest at the eurodollar rate ranging between 1.25% and 1.75% per annum and the applicable margin for revolving loans bearing interest at the base prime rate ranging between 0.25% and 0.75% per annum. The Company pays a commitment fee on the unused portion of the Revolving Credit Facility, which fee ranges between 0.25% and 0.375% depending on the Company’s leverage ratio. The Company pays a letter of credit fee of between 1.25% and 1.75% per annum with respect to the undrawn amount of each letter of credit issued under the Revolving Credit Facility.

The principal amount of the term loan under the Term Loan Facility amortizes in equal quarterly installments of $2.25 million, with the balance due on July 11, 2013. In addition, the Company is required to prepay the term loans with:

•	the net proceeds from sales of certain assets to the extent that the Company does not reinvest the proceeds in its business within one year;

•	the net proceeds from casualties or condemnations of assets to the extent that the Company does not reinvest the proceeds in its business within one year;

•	the net proceeds of debt that the Company incurs to the extent that such debt is not permitted by the Credit Agreement;

•	50% of the net proceeds that the Company receives from any issuance of preferred stock; and

•	commencing with the fiscal year ending December 31, 2008, 50% of the Company’s excess cash flow until the outstanding principal balance of the term loans is less than $550.0 million.

Other than the quarterly payments referred to above and these mandatory prepayments, the Term Loan Facility requires interest-only payments on a quarterly basis until maturity. The Company is permitted to prepay amounts outstanding under the Term Loan Facility at any time without penalty. Amounts outstanding under the Term Loan Facility bear interest at either the eurodollar rate or the base prime rate plus a margin that is initially 1.75% for term loans bearing interest at the eurodollar rate and 0.75% for term loans bearing interest at the base prime rate. After the Company delivers to the lenders under the Credit Agreement its financial statements for the fiscal year ending December 31, 2007, the applicable margin under the Term Loan Facility will vary depending on the Company’s leverage ratio, with the applicable margin for term loans bearing interest at the eurodollar rate ranging between 1.50% and 1.75% per annum and the applicable margin for term loans bearing interest at the base prime rate ranging between 0.50% and 0.75% per annum.

The Company’s obligations under the Credit Agreement are secured by liens on a majority of its vessels and substantially all of its other personal property. Substantially all of the Company’s domestic subsidiaries guarantee the Company’s obligations under the Credit Agreement and have granted similar liens on the majority of their vessels and substantially all of their other personal property.

The Credit Agreement contains financial covenants that are tested quarterly relating to leverage and fixed charge coverage. Other covenants contained in the Credit Agreement restrict, among other things, asset dispositions, mergers and acquisitions, dividends, stock repurchases and redemptions, other restricted payments, debt, liens, investments and affiliate transactions. The Credit Agreement contains customary events of default.

The foregoing summary is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Election of Directors

Effective upon the completion of the Merger on July 11, 2007, our Board of Directors (the “Board”) increased its size from 7 members to 10 members and, as provided for in the Merger Agreement, elected Thomas N. Amonett, formerly the Chairman of the board of directors of TODCO, and Suzanne V. Baer and Thomas M Hamilton, formerly members of the TODCO board of directors, to the Board of the Company. Mr. Amonett was appointed to the class of directors whose term expires in 2009, and Ms. Baer and Mr. Hamilton were appointed to the class of directors whose term expires in 2010. Mr. Hamilton was appointed to be the chair of the Compensation Committee, Ms. Baer was appointed to the Audit Committee and Mr. Amonett was appointed to the Nominating and Governance Committee and the Special Governance Committee.

Effective upon completion of the Merger on July 11, 2007

•	the Audit Committee consists of F. Gardner Parker (Chair), John T. Reynolds, Thomas J. Madonna and Suzanne V. Baer,

•	the Compensation Committee consists of Thomas M Hamilton (Chair), Thomas R. Bates, Jr., Thierry Pilenko and F. Gardner Parker,

•	the Nominating and Governance Committee consists of Thomas J. Madonna (Chair), Thomas R. Bates, Jr., Steven A. Webster and Thomas N. Amonett, and

•	the Special Governance Committee consists of Thomas J. Madonna (Chair), Thomas R. Bates, Jr., Steven A. Webster and Thomas N. Amonett, and has the responsibilities provided under the Merger Agreement.

The charters of each of these committees of the Board, as adopted by the Board on July 11, 2007, are posted on the Hercules website at www.herculesoffshore.com.

Compensation of Directors

On July 11, 2007, the Board approved a new annual compensation package for non-management directors, effective upon closing of the Merger. The Company’s non-employee directors will receive an annual retainer of $50,000 for their services on the Board and a fee of $1,500 for each Board meeting and each committee meeting attended in person and a fee of $1,000 for each Board meeting and each committee meeting attended by telephone. In addition, the Company’s non-employee directors will receive an annual grant of 3,000 shares of restricted stock under the amended and restated Hercules Offshore 2004 Long-Term Incentive Plan. The directors will receive the restricted stock grants immediately after the annual meeting of the Company’s stockholders, and the restricted stock will vest one year from the date received. In addition, the chairman of the Audit Committee will receive an annual fee of $15,000, and the chairmen of the Compensation Committee, Nominating and Governance Committee and Special Governance Committee will receive an annual fee of $10,000.

On July 11, 2007, a special subcommittee of the Nominating, Governance and Compensation Committee consisting of Thomas R. Bates, Jr., approved a special, one-time award of 1,200 shares of restricted stock to each of Thomas J. Madonna and F. Gardner Parker as compensation for their additional work as chairmen of Board committees in connection with the completion of the Merger. The restricted shares will vest 60 days from the date of grant.

Mr. Amonett, Ms. Baer and Mr. Hamilton do not have any relationship or related transaction with the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Appointment of Certain Officers

As previously announced in the Company’s Current Report on Form 8-K filed April 24, 2007, the Board of the Company appointed John T. Rynd as Executive Vice President and Chief Operating Officer on April 18, 2007. The appointment became effective on July 11, 2007 upon consummation of the Merger. The disclosure of this appointment contained in the Company’s Current Report on Form 8-K filed April 24, 2007 is incorporated herein by reference.

Compensation of Certain Officers

As previously announced in the Company’s Current Report on Form 8-K filed April 24, 2007, on April 18, 2007, the Board, at the recommendation of the Nominating, Governance and Compensation Committee, approved increases in the salaries of James W. Noe, Lisa W. Rodriguez and John T. Rynd. The salary increases became effective on July 11, 2007 upon consummation of the Merger. Accordingly, Mr. Noe’s base salary has been increased from $250,000 to $300,000, Mrs. Rodriguez’s base salary has been increased from $300,000 to $350,000, and Mr. Rynd’s base salary has been increased from $350,000 to $400,000.

On July 11, 2007, the Board, at the recommendation of the Nominating, Governance and Compensation Committee, increased the annual base salary of the Company’s Chief Executive Officer, Randall D. Stilley, from $550,000 to $700,000 effective upon completion of the Merger.

Amendment to Equity Plan

On April 18, 2007, the Board approved the Amended and Restated Hercules Offshore 2004 Long-Term Incentive Plan (the “Restated Plan”), which was approved by the Company’s stockholders and became effective on July 11, 2007 upon completion of the Merger. A copy of the Restated Plan was included in the joint proxy statement/prospectus as Annex E to the Company’s Registration Statement on Form S-4 (File No. 333-142314) and is incorporated into this Item 2.01 by reference. The Restated Plan is incorporated by reference as Exhibit 10.2 to this Current Report on Form 8-K.

The Restated Plan includes provisions that, among others:

•	increase the number of shares of Hercules common stock reserved for issuance under the plan by 6,800,000 shares from 3,450,000 shares to 10,250,000 shares,

•	provide for performance-based awards that are intended to qualify as performance-based compensation deductible under Section 162(m) of the Internal Revenue Code, and

•	allow for the grant of stock appreciation rights.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective July 11, 2007, the Company adopted Amended and Restated Bylaws (the “Amended Bylaws”). The Amended Bylaws provide that as of the effective time of the Merger, Thomas N. Amonett shall be appointed to the class of directors whose term ends at the second annual stockholders’ meeting following the effective time of the Merger and that Suzanne V. Baer and Thomas M Hamilton shall be appointed to the class of directors whose term ends at the third annual stockholders’ meeting following the effective time of the Merger. The Amended Bylaws further provide that as of the effective time of the Merger, and continuing for a period of three years following the effective time, the composition of the Company’s Board will be maintained at a ratio of seven Company directors to three TODCO directors. Any vacancies on the Board created by the cessation of service of a director will be filled by a nominee selected by the Special Governance Committee of the Board, which will consist of a majority of Hercules directors. The foregoing description of the amendments to the Bylaws does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Bylaws of the Company, a copy of which is included as Exhibit 3.1 to this Form 8-K and is incorporated into this Item 5.03 by reference.

The Company’s Bylaws were also amended to delete a provision prohibiting the Company’s stockholders from taking any action by written consent without a stockholders’ meeting, which is governed by the provisions of the certificate of incorporation. In addition, the Bylaws were amended to (a) increase flexibility of meeting times, (b) add clarifying language to the definition of “change of control” to exclude any public resales of Company Common Stock and the Merger, (c) add provisions for notice of special meetings of directors to be sent by electronic mail at least one day in advance of a meeting of the Board, (d) add an indemnification provision that covers individuals who are serving in the role of an officer of the Company, (e) add references to stock ledger rather than stock transfer record for consistency of terms with Delaware law, (f) clarify provisions related to record dates, (g) provide for record dates if no record date is fixed and notice is waived, (h) provide that the Board may fix a new record date for an adjourned meeting, (i) add references to notice requirements for transfer of book-entry shares, (j) delete provisions that the Company’s stockholders need not receive notice if mail has been returned undeliverable, (k) provide electronic access to the Company’s stockholder list, (l) add a provision that a proxy may be granted in any manner allowed under Delaware law, (m) revise the notice provisions from stockholders to the Company to be 90 to 120 days in advance of the anniversary of the date of the prior year’s stockholder’s meeting, or 10 days after announcement of the stockholder’s meeting date is changed by 30 days or more, (n) clarify provisions that apply when a director attends a meeting of the Board for the purpose of objecting that the meeting is not lawfully called and (o) make certain other changes for clarification. A copy of the Amended Bylaws is filed as Exhibit 3.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

The financial statements required by this item are not being filed herewith. To the extent such information is required by this item, it will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information

The pro forma financial information required by this item is not being filed herewith. To the extent such information is required by this item, it will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

Exhibit Number	Description
2.1	Amended and Restated Agreement and Plan of Merger effective as of March 18, 2007, by and among Hercules Offshore, Inc., THE Hercules Offshore Drilling Company LLC and TODCO (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed March 19, 2007).

3.1	Amended and Restated Bylaws of Hercules Offshore, Inc.

10.1	Credit Agreement, dated as of July 11, 2007, among the Company, as borrower, its subsidiaries party thereto, as guarantors, UBS AG, Stamford Branch, as issuing bank, administrative agent and collateral agent, Amegy Bank National Association and Comerica Bank, as co-syndication agents, Deutsche Bank AG Cayman Islands Branch and Jefferies Finance LLC, as co-documentation agents, and the lenders party thereto.

10.2	Amended and Restated Hercules Offshore 2004 Long-Term Incentive Plan (incorporated by reference to Annex E to the Company’s Registration Statement on Form S-4 (File No. 333-142314)).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES OFFSHORE, INC.

Date: July 17, 2007	By:	/s/ James W. Noe
James W. Noe
Senior Vice President, General Counsel, Chief
Compliance Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description
2.1	Amended and Restated Agreement and Plan of Merger effective as of March 18, 2007, by and among Hercules Offshore, Inc., THE Hercules Offshore Drilling Company LLC and TODCO (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed March 19, 2007).

3.1	Amended and Restated Bylaws of Hercules Offshore, Inc.

10.1	Credit Agreement, dated as of July 11, 2007, among the Company, as borrower, its subsidiaries party thereto, as guarantors, UBS AG, Stamford Branch, as issuing bank, administrative agent and collateral agent, Amegy Bank National Association and Comerica Bank, as co-syndication agents, Deutsche Bank AG Cayman Islands Branch and Jefferies Finance LLC, as co-documentation agents, and the lenders party thereto.

10.2	Amended and Restated Hercules Offshore 2004 Long-Term Incentive Plan (incorporated by reference to Annex E to the Company’s Registration Statement on Form S-4 (File No. 333-142314)).